Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-256652, 333-231791, 333-159708, 333-167379, 333-182015 and 333-204440) pertaining to the Viasat, Inc. 401(k) Profit Sharing Plan of our report dated September 26, 2022, with respect to the financial statements and supplemental schedule of the Viasat, Inc. 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended March 31, 2022.

/s/ KBF CPAs LLP

Irvine, California

September 26, 2022